EXHIBIT 99.1
At Autobytel Inc.:
Geri Weinfeld, Director, Investor Relations
Geriw@autobytel.com
949/225-4553

Melanie Webber, Vice President, Corporate Communications
Melaniew@autobytel.com
949/862-3023

AUTOBYTEL INC. REPORTS SECOND QUARTER 2002
FINANCIAL RESULTS

IRVINE, CA – July 25, 2002 – Autobytel Inc. (Nasdaq: ABTL), a leading Internet automotive marketing services company, today announced second quarter 2002 financial results.

Highlights include:

•	Net Loss of $0.02 per Share — Lowest in Company’s History
•	Pro Forma EBITDA of $0.01 per Share
•	Cash Balance of $23.4 Million
•	Average Revenue per Purchase Request Increased 11%
•	Average Monthly Dealer Fees Increased 6%

“We are pleased to report our third consecutive quarter of proforma EBITDA profitability. Our net loss of $0.6 million, or $0.02 per share, is the lowest in the history of Autobytel. During the quarter, we made measurable improvements in many areas of our business. I believe that this progress continues to set the stage for improved revenue and profit growth in the future,” said Jeffrey Schwartz, President and CEO of Autobytel Inc.

On a GAAP (Generally Accepted Accounting Principles) basis, revenue for the second quarter ended June 30, 2002, totaled $20.8 million, compared to revenue of $15.7 million for the second quarter ended June 30, 2001, an increase of 32%, and revenue of $20.7 million in the first quarter ended March 31, 2002. Revenue excludes Autoweb results prior to the acquisition on August 14, 2001.

Pro forma earnings before interest, taxes, depreciation, amortization and one-time charges (EBITDA) for the second quarter of 2002 were $0.4 million or $0.01 per share. This compares to pro forma EBITDA of $(4.9) million, or $(0.24) per share, for the second quarter ended June 30, 2001 and pro forma EBITDA of $0.6 million, or $0.02 per share, for the first quarter ended March 31, 2002. Pro forma EBITDA excludes Autoweb results prior to the acquisition on August 14, 2001.

The Company reported a net loss for the second quarter ended June 30, 2002 of $0.6 million or $0.02 per share. This compares to a net loss for the second quarter ended June 30, 2001 of $36.6 million, or $1.80 per share, and a net loss for the first quarter ended March 31, 2002 of $18.5 million or $0.59 per share.

As of June 30, 2002, cash, cash equivalents and restricted cash were $23.4 million, a decrease of $3.9 million from the cash balance at March 31, 2002.

Highlights for the Second Quarter

Revenues: Autobytel reported second quarter revenues of $20.8 million, of which $15.4 million was related to Program Fees, $2.7 million was related to Enterprise Sales, $1.6 million was related to Advertising, and $1.0 million was related to Other Products and Services.

Pro Forma Operating Expenses: Total pro forma operating expenses in the second quarter were $20.4 million. Sales and marketing expenses totaled $13.2 million, including customer acquisition costs. Product development and technology costs totaled $4.9 million. General and administrative costs totaled $2.4 million.

Unique Visitor Count: Autobytel’s four web site properties, Autobytel.com, Autoweb.com, Carsmart.com and Autosite.com, received over 3.9 million unique visitors in June of 2002, according to Nielsen Net Ratings, positioning the Company as the number one online car-buying and research network.

Purchase Requests: The Company delivered approximately 1 million Purchase Requests to its dealers during the second quarter of 2002, which was flat compared to the first quarter of 2002. Revenue per Purchase Request increased 11%, from $16.19 in the first quarter of 2002 to $17.92 in the second quarter of 2002.

Dealer Count: The Company reported approximately 9,400 dealer relationships, 5,900 of which were program dealer relationships. Average monthly dealer fees increased 6% from $787 in the first quarter of 2002 to $836 in the second quarter of 2002. The remaining 3,500 dealer relationships were accounted for under the Company’s enterprise sales initiatives.

Headcount: As of June 30, 2002, the Company had approximately 223 employees, down from 261 in the first quarter of 2002. The reduction reflects a continuation of the efforts begun last year to reduce costs and improve operating efficiency subsequent to Autobytel’s acquisition of Autoweb.

Used Car Program: The Company continues to focus on its used car program, unique in the industry for its real-time inventory and dealer-backed certified vehicles. Used car Purchase Requests increased 16% from approximately 110,000 in the first quarter to128,000 in the second quarter of 2002. During the quarter, approximately 75% of the used car inventory was less than 30 days old, the highest level in the Company’s history. Inventory was flat at 130,000 vehicle listings.

New Product Launch: In April, the Company launched RPM (Retention-Performance-Marketing), the dealership service reminder program, marking the Company’s entry into the $400 million service reminder category. Approximately 70 dealerships are on the program and the Company expects to build out its sales force in the next quarter to accelerate sales of the product. “We are very pleased not only with our initial success in rolling out RPM, but also with the results that dealers are having with this product. With consumer response at a rate of 24%, dealers are getting a return on investment of $17 for every $1 they spend,” commented Schwartz.

Quality Initiatives: In line with the Company’s focus on improving the quality of its marketing relationships and customer relations, the Company launched Dealer Call Center and enhanced its dealer training programs. The Dealer Call Center was developed to help dealers turn more online leads into showroom sales by promptly responding to Internet customers. To date, more than 100 dealers are using the program.

Pro Forma Results

The pro forma operating results for the second quarter of 2002 exclude the following items on the Company’s Consolidated Statements of Operations:

•	Restructuring and other charges and benefits

•	Depreciation, amortization and stock-based compensation

A reconciliation of GAAP to pro forma is included in the attached Consolidated Statements of Operations.

Business Outlook

The Company reaffirmed previously disclosed guidance for the full year 2002 of revenue between $85 and $90 million and pro forma EBITDA of $0.07 and $0.09 per share.

Conference Call

In conjunction with Autobytel Inc.’s second quarter 2002 earnings release, there will be a conference call broadcast live over the Internet today, July 25, 2002, at 4:30 PM EDT. Links to the web cast conference call follow:

http://www.irconnect.com/abtl/pages/conference.mhtml

The Webcast will be archived within 24 hours of the end of the call until the next quarter’s earnings announcement. To listen to the archived Webcast go to:

http://www.autobytel.com/info/investor.

About Autobytel Inc.

Autobytel Inc. (Nasdaq: ABTL), a leading Internet automotive marketing services company, helps retailers sell cars and manufacturers build brands through marketing and CRM (customer relationship management) programs. Autobytel Inc. owns and operates the popular websites Autobytel.com, Autoweb.com, Carsmart.com and Autosite.com, as well as AIC (Automotive Information Center), a leading provider of automotive marketing data and technology. Autobytel Inc. generated an estimated four percent of all domestic new vehicle sales—$17 billion in car sales in 2001—for dealers through its websites. With approximately 9,400 dealer relationships and 30 international automotive manufacturer customers, Autobytel Inc. is the largest syndicated car-buying content network, reaching millions of unique visitorsas they are making their vehicle buying decisions. Autobytel Inc. content and technology has potential exposure to over 90 percent of total web traffic.1

1 Jupiter Media Metrix October 2001 Digital Media Audience Report (Autobytel Inc. sites is the unduplicated audience of the Autobytel and Autoweb properties and Carsmart.com. The car-buying and ownership category as defined by Autobytel. Autobytel Inc. provides content to Yahoo! Inc., AOL websites, MSN.com and Lycos.com. The unduplicated audience of these four sites accounts for over 90 percent of total traffic.)

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, the economic impact of recent or future terrorist attacks, increased dealer attrition, pressure on program fees, increased or unexpected competition, that actual costs and expenses exceed the charges taken by the company, the company’s failure to realize anticipated synergies related to the merger with Autoweb and difficulties associated with successfully integrating the parties’ businesses and technologies, changes in laws and regulations and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review our annual report on Form 10-K for the year ended December 31, 2001, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of our stock.

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